EXHIBIT 99.1

athenahealth Appoints Experienced Clinician, Data Advocate, and Professor, Dr. Amy Abernethy, to Board of Directors

Brings background in Big Data and Patient Care to Support Company’s Efforts to
Expand Cloud-based Services in Health Care

WATERTOWN, Mass. – October 24, 2013 - athenahealth, Inc. (NASDAQ: ATHN), a leading provider of cloud-based practice management, electronic health record (EHR), and care coordination services, today announced the appointment of Amy Abernethy, MD, PhD to its Board of Directors. With this addition, athenahealth’s board now comprises nine directors.

Dr. Abernethy is an internist and medical oncologist at Duke University Medical Center, where she is Director of the Duke Center for Learning Health Care and the Duke Cancer Care Research Program. She also holds the titles of tenured Associate Professor of Medicine and Nursing, and previously held a number of progressive faculty and clinical roles at Duke University and Flinders University of South Australia. Dr. Abernethy graduated from the University of Pennsylvania and Duke University School of Medicine. She also holds a PhD from Flinders University of South Australia.

“We are fortunate to add a truly outstanding member of the medical community to the athenahealth Board of Directors,” said Jonathan Bush, chairman and CEO of athenahealth. “Dr. Abernethy’s expertise in the practice and teaching of oncology and internal medicine will be an important guide for athenahealth as we work to become medical caregivers’ most trusted service. Amy’s experiences with big data, clinical research, technology within care settings, health analytics, and her passion to improve the experience of health care for both patients and providers is inspiring. Our missions are aligned.”

“I am delighted to join the Board of athenahealth at this critical juncture in health care,” said Dr. Abernethy. “As a doctor who has walked the sometimes tortuous road of EHR adoption, I believe in the power of athenahealth’s cloud-based services and platform to change medical providers’ relationship with technology. athenahealth has a vision for how the benefits of incorporating the promise of technology, services and data into the patient visit can live in harmony with a caregiver’s focus on ensuring the sanctity of the provider/patient experience. I’m excited by the future of cloud-based technology in health care and believe athenahealth is leading the industry towards a more open and efficient way.”

About athenahealth
athenahealth is a leading provider of cloud-based services for electronic health record (EHR), practice management, and care coordination. athenahealth’s mission is to be caregivers’ most trusted service, helping them do well doing the right thing. For more information, please visit www.athenahealth.com.

Contact:
athenahealth, Inc.
Holly Spring (Media)
617-402-1631
hspring@athenahealth.com

athenahealth, Inc.
Dana Quattrochi (Investors)
Director, Investor Relations
617-402-1329
investorrelations@athenahealth.com